MANAGEMENT CONSULTING AGREEMENT



     AGREEMENT made as of this 15th day of June 1996 by and between Justin Bodle (herein referred to as "Consultant"), and Hungarian Broadcasting Corp., with offices at Szamado ut 19,
1118 Budapest, Hungary.

     WHEREAS, Client desires to obtain Consultant's management consulting services in connection with Client's business affairs, and Consultant is willing to render such services as hereinafter more fully set forth.

     NOW, THEREFORE, the parties agree as follows:

     1. Client hereby engages and retains Consultant and Consultant hereby agrees to use his best efforts, to render to client the financial consulting services hereinafter described for a period of two years commencing June 15, 1996.

     2. Consultant's services hereunder shall consist of consultations with Client concerning the management and operations of Client's business as Client may from time to time require during the term of this Agreement ("Agreement"). His responsibilities would be to assist in building the network and would include:

     a. assisting in the maximization of income
     b. recognizing means of amortizing costs and implementing
     c. non-exclusive right to assist in programming acquisitions
     d. creating new broadcasting and cable opportunities
     e. directing the strategy of the stations
     f. maximizing the share price valuation
     g. assisting in the general management of A3 and any other stations under the HBCO banner.
     h. building a western style infrastructure to the stations to ensure a smooth running team
     i. maximizing the opportunity to grow the Corporation's assets in Hungary and the region
     j. assisting in the management of both the uplink and downlink elements, vital to ensure the penetration of the market place.
     k. assisting in preparation of Company's budgets.

     3. Consultant shall devote approximately ten man-days per month specifically to Client in such form of consultation, advice and assistance on the foregoing matters and on such matters as Client requests. Such services may include, at the request of the Client, written reports, attendance at meetings of the Client's Board of Directors and review, analysis and report on proposed investment opportunities, and on operational policies. Client agrees that Consultant shall not be prevented or barred from rendering services of similar or dissimilar nature for or on behalf of any person, firm or corporation other than Client.

     4. Consultant agrees to serve as a member of the Company's
Board of Directors during the period of this Agreement.

     5. Client agrees to pay to Consultant for his services hereunder one thousand shares of the Company's Common Stock for each month during the term of the Agreement.

     6. Client also agrees to grant to Consultant 50,000 stock options available under the Company's 1995 Incentive Stock Option Plan. These options shall be exercisable for a two year period commencing June 15, 1996 at an exercise price of $10 per share of Common Stock as follows: 25,000 options after the first profitable quarter of the Company prior to June 30, 1997 and 25,000 after the second profitable quarter before December 31, 1997. In the event the Company does not have a profitable quarter before June 30, 1997 as reported by the Company in its report on Form 10-QSB to the U.S. Securities and Exchange Commission, 25,000 of the foregoing options shall be canceled. Similarly, 25,000 of the foregoing options shall be canceled in the event the Company does not have two profitable quarters before December 31, 1997.

     7. Consultant shall be entitled to reimbursement by Client of such reasonable out-of-pocket expenses as Consultant may incur in performing services under this Agreement.

     8. All final decisions with respect to consultations or services rendered by Client or presented to Client by Consultant shall be those of Client, and there shall be no liability on the part of the Consultant in respect thereof. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof, and there are no representations or warranties other than as contained herein or therein. No waiver or modification hereof shall be valid unless in writing. Waiver or the breach of any terms or conditions hereof shall not be deemed a waiver of any other subsequent breach, whether or like or different nature.

     9. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Delaware.

     IN WITNESS WHEREOF, the parties, hereto have caused this Agreement to be signed as of the day and year first above written.


                         /s/
                         Justin Bodle



                         HUNGARIAN BROADCASTING CORP.



                         By:/s/
                         Peter E. Klenner, President